FOR IMMEDIATE RELEASE
Contact:	Helen P. Oster
	203-866-3497


BALDWIN ANNOUNCES CORPORATE RESTRUCTURING PLAN


NORWALK, CT, March 30, 2000 - Baldwin Technology Company, Inc. (ASE:BLD) announced today a corporate restructuring plan to reduce the Company's worldwide cost base and strengthen its competitive position as a leading global supplier of auxiliary equipment to the printing and publishing industry.

The Company estimates that the cost of implementing the restructuring plan will be approximately $7 million of which $5 million will be recorded as a charge in the quarter ending March 31, 2000. The balance will be charged as incurred during implementation. Separately, the Company will also record in the quarter ending March 31, 2000 a tax benefit of $4 million to recognize the effect of a net operating loss carryforward in one of its foreign subsidiaries.

The restructuring plan is expected to reduce costs by more than $6 million per year by mid-2001. These net savings are a consequence of the consolidation of certain facilities, the concentration of higher production volumes at other facilities, and a reduction in total employment of approximately 100 from the current level of 1,030.

Commenting on these initiatives, Gerald A. Nathe, Chairman and President said, "These actions, in combination with the recently announced senior management appointments and the restructured marketing, sales and service organizations, are intended to revitalize the



March 30, 2000									Page 2 of 2

Company and provide the infrastructure to support sustained, profitable growth in the future."

The reduced costs will allow us to deliver competitively priced products to the market while improving our profit margins. The plan is essential to our strategy of aggressively pursuing opportunities in the sheetfed and web press marketplace as well as in the newspaper arena. In addition, this plan provides the base for our strategy of building a material handling equipment presence in the small format, short run, digital segment of the printing and publishing market. Pursuing this strategy will require repositioning our material handling equipment focus, and will involve making certain acquisitions and divestitures to implement the strategy."

Finally, Mr. Nathe noted, "As we complete the fiscal third quarter ending
March 31, 2000, net income, exclusive of restructuring and other special items, is expected to be at approximately the average of the two previous quarters of the fiscal year, reflecting continued global softness for equipment in the commercial web market. Order rates in general, however, are strengthening and our backlog is growing."


CAUTIONARY STATEMENT--This Release contains statements regarding expected future order and sales rates, operating margins and profitability which may constitute "forward-looking" information as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and actual results may differ materially as the result of certain factors discussed in the Company's Securities and Exchange Commission.

----------------------------------------------------------------------------

Baldwin Technology Company, Inc. is the leading international manufacturer of controls, accessories and material handling equipment for the printing industry.